Exhibit 99.a(10)

CREDIT SUISSE COMMODITY STRATEGY FUNDS

Certificate of Termination

Termination of Credit Suisse Commodity ACCESS Strategy Fund

as a Series of Credit Suisse Commodity Strategy Funds

The undersigned, being all of the members of the Board of Trustees (the “Board”) of Credit Suisse Commodity Strategy Funds (the “Trust”), a Delaware statutory business trust with transferable units of beneficial interests, DO HEREBY CERTIFY that, pursuant to the terms of that certain Plan of Liquidation, Dissolution and Termination, dated as of April 4, 2018, of Credit Suisse Commodity ACCESS Strategy Fund (the “Fund”), a series of the Trust, on May 31, 2018, the assets of the Fund were completely liquidated (the “Liquidation”).  As a result of the Liquidation, the Fund no longer has any assets.

Therefore, pursuant to Section 11.4 of the Trust Instrument of the Trust, dated May 18, 2004, as heretofore amended, the Board hereby terminates and abolishes the existence of the Fund as a series of the Trust.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Termination as of the 24th day of July, 2018

/s/Laura A. DeFelice
Laura A. DeFelice

/s/Mahendra R. Gupta
Mahendra R. Gupta

/s/Jeffrey E. Garten
Jeffrey E. Garten

/s/John G. Popp
John G. Popp

/s/Steven N. Rappaport
Steven N. Rappaport